UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 21, 2012

Piedmont Office Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34626

Maryland	58-2328421
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

11695 Johns Creek Parkway
Suite 350
Johns Creek, GA 30097-1523
(Address of principal executive offices, including zip code)

770-418-8800
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

The information set forth under Item 2.03, “Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On August 21, 2012, Piedmont Operating Partnership, LP (“Piedmont OP”), a consolidated subsidiary of Piedmont Office Realty Trust, Inc. (the “Registrant”), entered into a new $500 million unsecured line of credit facility (the new “$500 Million Unsecured Line of Credit”) with a consortium of lenders to replace its existing $500 Million Unsecured Facility, which was to mature on August 30, 2012 and was terminated concurrently with the closing of the new facility. The term of the new $500 Million Unsecured Line of Credit is four years with a maturity date of August 19, 2016, and Piedmont may extend the term for up to one additional year (through two available six month extensions to a final extended maturity date of August 21, 2017) provided Piedmont is not then in default and upon payment of extension fees. Additionally, under certain terms of the agreement, Piedmont may increase the new facility by up to an additional $500 million, to an aggregate size of $1.0 billion, provided that no existing bank has any obligation to participate in such increase. The new facility agreement has a swingline sub-facility of up to $50.0 million. Piedmont paid customary arrangement and upfront fees to the lenders in connection with the closing of the new $500 Million Unsecured Line of Credit.

The new $500 Million Unsecured Line of Credit has the option to bear interest at varying levels based on (i) the London Interbank Offered Rate (“LIBOR”) or Base Rate, defined as the greater of the prime rate, the federal funds rate plus 0.5%, or LIBOR for a one-month period plus one percent, (ii) the credit rating for Piedmont, and (iii) for LIBOR loans, an interest period selected by Piedmont of one, two, three, or six months, or to the extent available from all lenders in each case, one year or periods of less than one month. The stated interest rate spread over LIBOR can vary from 1.00% to 1.75% based upon the then current credit rating of Piedmont. As of the closing of the new $500 Million Unsecured Line of Credit, the current stated LIBOR spread on the loan is 1.175%.

Under the new $500 Million Unsecured Line of Credit, Piedmont is subject to certain financial covenants that require, among other things, the maintenance of an unencumbered interest coverage ratio of at least 1.75, an unencumbered leverage ratio of at least 1.60, a fixed charge coverage ratio of at least 1.50, a leverage ratio of no more than 0.60, and a secured debt ratio of no more than 0.40.

The foregoing does not purport to be a complete description of the terms of the $500 Million Unsecured Line of Credit and is qualified in its entirety by reference to the $500 Million Unsecured Line of Credit agreement, which is attached as Exhibit 10.1 hereto.

Additionally, as part of the closing of the new $500 Million Unsecured Line of Credit mentioned above, Piedmont OP executed an amendment to its existing $300 Million Unsecured Term Loan. The amendment, which is attached as Exhibit 10.2, effectively conforms material definitions and financial covenant calculations under the $300 Million Unsecured Term Loan to those prescribed by the $500 Million Unsecured Line of Credit agreement.

Item 9.01.    Financial Statements and Exhibits

(d)     Exhibits:

Exhibit No.	Description
10.1
Revolving Credit Agreement dated August 21, 2012, by and among Piedmont Operating Partnership, LP, the Company, J.P. Morgan Securities LLC, RBC Capital Markets LLC, JPMorgan Chase Bank, N. A., Royal Bank of Canada, PNC Bank, National Association, SunTrust Bank, and U.S. Bank National Association, and the other financial institutions initially signatory thereto and their assignees

10.2
Amendment No. 1 to Term Loan Agreement, dated as of August 21, 2012, among Piedmont Operating Partnership, LP, as Borrower, Piedmont Office Realty Trust, Inc., as Parent, JPMorgan Chase Bank as Administrative Agent, and the other banks party thereto as Lenders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Piedmont Office Realty Trust, Inc.

Date: August 23, 2012	By:	/s/ Robert E. Bowers
Robert E. Bowers
Chief Financial Officer and Executive Vice President

EXHIBIT INDEX

Exhibit No.	Description
10.1
Revolving Credit Agreement dated August 21, 2012, by and among Piedmont Operating Partnership, LP, the Company, J.P. Morgan Securities LLC, RBC Capital Markets LLC, JPMorgan Chase Bank, N. A., Royal Bank of Canada, PNC Bank, National Association, SunTrust Bank, and U.S. Bank National Association, and the other financial institutions initially signatory thereto and their assignees

10.2
Amendment No. 1 to Term Loan Agreement, dated as of August 21, 2012, among Piedmont Operating Partnership, LP, as Borrower, Piedmont Office Realty Trust, Inc., as Parent, JPMorgan Chase Bank as Administrative Agent, and the other banks party thereto as Lenders